Energy Focus, Inc. awarded $3.1 Million to Develop High Efficiency Solar Module with DARPA Consortium

“Spectrum splitting” optical approach seen as key to achieving Very High Efficiency Solar Cell (VHESC) Consortium’s efficiency and cost objectives

SOLON, Ohio, September 24, 2009 — Energy Focus Inc. (Nasdaq: EFOI), a global leader in energy efficient lighting, announced today that it has entered into a $3.1M, two-year contract with the DuPont-University of Delaware Very High Efficiency Solar Cell (VHESC) Consortium as part of a Defense Advanced Research Projects Agency (DARPA)-funded effort to deliver advanced solar research to enable high efficiency, low cost photovoltaics.

“Energy Focus’ role on the VHESC program during the initial phase of the effort helped pave the way for the developments to date. We’re proud to be a member of such an accomplished team,” said Roger Buelow, Energy Focus’ Chief Technology Officer.

“A key part of our company’s vision is to be able to provide distributed, low cost energy that enables buildings to be completely off grid. It is our hope that this research will make that a reality for the military and for all Americans,” added Joe Kaveski, CEO.

DARPA recently began the second two-year phase of a four-year program with the VHESC Consortium to raise the system power efficiency of a new class of solar modules to 40 percent and deliver manufacturable engineering prototype modules.

The modules under development by the VHESC team use a novel optical “spectrum splitting” system that directs light from the sun into different paths corresponding to the color of the light, and concentrates the light onto photovoltaic cells that cover different segments of the solar spectrum.

DARPA is developing the VHESC solar module technology for compact renewable energy to power both permanent and mobile bases, as well as to reduce the considerable logistical burden of supplying energy (e.g., batteries and fuel) to the U.S. military in the field.

About Energy Focus, Inc

Energy Focus, Inc. is a leading supplier of energy solutions and the world’s only supplier of EFO®, a lighting technology that is more efficient than conventional electric lamps. Energy Focus has a long standing relationship with the US Government.  EFOI’s numerous projects for the DOE and DARPA include creating energy efficient LED lighting systems and the next generation Very High Efficiency Solar Cells.  Energy Focus products are designed, manufactured and marketed to the existing building market. The solutions provide energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. The company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The company has additional offices in Pleasanton, CA, United Kingdom and Germany. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2009 and thereafter. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted.  For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:
Energy Focus, Inc., Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:
CleanTech IR, Inc.
310-541-6824
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